# Morgan Stanley
STRUCTURED INVESTMENTS

# Buffered PLUS℠
## Principal at Risk Securities

Free Writing Prospectus
Registration Statement Nos.
333-221595; 333-221595-01
Dated October 3, 2019
Filed pursuant to Rule 433

**Overview**: Buffered Performance Leveraged Upside Securities℠ (Buffered PLUS℠) allow investors to express a moderately bullish view on one or more underlying assets by providing leveraged upside exposure, subject to a maximum payment at maturity, with limited protection against negative performance of the underlier.

Buffered PLUS℠ may be appropriate for investors who seek a return based on the underlier and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies for a limited stated range of upside performance of the underlier, and the buffer feature, which applies to a limited stated range of negative performance of the underlier. If the underlier declines in value by more than the stated buffer amount, investors will lose 1% for every 1% decline beyond the buffer amount. **Investors may lose a significant portion of their initial investment in the Buffered PLUS℠. All payments are subject to the credit risk of the issuer (and the guarantor, if applicable). The estimated value of the Buffered PLUS℠ will be set forth in the offering documents.**

## Hypothetical Terms

| | |
|---|---|
| MATURITY | 2.5 years |
| LEVERAGE FACTOR | 200% (applicable only if the final value of the underlier is greater than the initial value of the underlier) |
| MAXIMUM PAYMENT AT MATURITY | 120% of the stated principal amount |
| BUFFER AMOUNT | 10% |
| MINIMUM PAYMENT AT MATURITY | 10% of the stated principal amount (investors could lose up to 90% of their initial investment in the Buffered PLUS℠) |
| INTEREST | None |

*The example below is based on the hypothetical terms above in order to illustrate how a Buffered PLUS℠ might work. It does not reflect any actual terms or all of the terms that will be specified in the offering documents for an offering, and it does not cover all possible scenarios. See "Selected Risk Considerations" below.*

At maturity, if the underlier has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier, subject to the maximum payment at maturity. If the underlier has declined, but has not declined by more than the specified buffer amount, the Buffered PLUS℠ will redeem for par. However, if the underlier has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity.

## Hypothetical Payoff Profile



Maximum Payment at Maturity
PLUS Zone
Payment at Maturity
Stated Principal Amount
+
–
Buffered PLUS
Underlier
0%
–
% Change in Underlier Value
+

Investing in Buffered PLUS℠ is not equivalent to investing in the underlier. It is possible that an investment in the Buffered PLUS℠ will underperform a direct investment in the underlier.

## Hypothetical Returns at Maturity

| *Underlier Price Return* | *Buffered PLUS℠ Return* | *Payment at Maturity* |
|---|---|---|
| +25% | +20% | Maximum Payment at Maturity is Payable, Buffered PLUS℠ Underperform Underlier* |
| +15% | +20% | Maximum Payment at Maturity is Payable, Buffered PLUS℠ Outperform Underlier* |
| +9% | +18% | 2x Leveraged Upside Participation |
| -5% | 0% | The Buffered PLUS℠ redeem for the stated principal amount |
| -20% | -10% | The Buffered PLUS℠ redeem for less than the stated principal amount by an amount proportionate to the percentage decrease of the underlier from its initial value, plus the buffer amount of 10% |
| -40% | -30% | The Buffered PLUS℠ redeem for less than the stated principal amount by an amount proportionate to the percentage decrease of the underlier from its initial value, plus the buffer amount of 10% |

** Excluding dividends. This example is for hypothetical purposes only and does not cover the complete range of possible payouts at maturity.*

This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material.

Selected Risk Considerations : The following is a non - exhaustive list of selected risk considerations for investors in Buffered PLUS . For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering . We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in Buffered PLUS . • Buffered PLUS do not pay interest and provide a minimum payment at maturity of only a portion of your principal. • The appreciation potential of the Buffered PLUS may be limited by the maximum payment at maturity. • The issuer might not be the parent company of a group, but might instead be a subsidiary whose Buffered PLUS are guaranteed by its parent company, in which case you should understand the guarantee, the potential remedies available to you against the issuer and the guarantor and the potential claims (including their ranking) and recoveries available to you against the issuer and the guarantor in a bankruptcy, resolution or similar proceeding . • The market price of the Buffered PLUS will be influenced by many unpredictable factors. • Buffered PLUS are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. • The amount payable on the Buffered PLUS is not linked to the value of the underlier at any time other than the valuation date(s). • Investing in the Buffered PLUS is not equivalent to investing in the underlier. • The rate the issuer is willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by the issuer’s (or the guarantor’s, if applicable) secondary market credit spreads and advantageous to it . Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices . • Adjustments to the underlier could adversely affect the value of the Buffered PLUS. • The estimated value of the Buffered PLUS is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price. • The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. • The calculationagent, which may be an affiliate of the issuer, will make determinations with respect to the Buffered PLUS. • Hedging and trading activity by the issuer’s affiliates could potentially adversely affect the value of the Buffered PLUS. Important Information and Qualifications The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following : Morgan Stanley & Co . LLC, Morgan Stanley & Co . International PLC, Morgan Stanley MUFG Securities Co . , Ltd, Morgan Stanley Capital Group Inc . and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”), but is not a product of the Morgan Stanley Research Department . This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst . We are not commenting on the fundamentals of any companies mentioned . Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm . An investment in Structured Investments may not be suitable for all investors . These investments involve substantial risks . The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives . This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice . Hypothetical performance results have inherent limitations . There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy . Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight . They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses . There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results . Any estimates and projections (including in tabular form) given in this communication are intended to be forward - looking statements . Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct . Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected . These forward - looking statements speak only as of the date of this communication . Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based . Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristicsand consequences, of the transaction . Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates . Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering . You may get these documents free of charge by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837 . “PLUS SM ” is a service mark of Morgan Stanley . © 2019 Morgan Stanley 10 / 2019